1 MATRIX ADVISORS VALUE FUND, INC. MATRIX ADVISORS FUNDS TRUST Wrapper to Adviser Code of Ethics Matrix Advisors Value Fund, Inc. and Matrix Advisors Funds Trust, on behalf of each of their series (each a “Fund” and collectively, the “Funds”), hereby adopt as their own the annexed Code of Ethics (the “Code”) of their investment adviser, Matrix Asset Advisors, Inc. (the “Adviser”), with the following changes: 1. Definitions. (a) “Access Person” means any Advisory Person of a Fund. All of a Fund’s directors, officers and general partners are presumed to be Access Persons of the Fund. (b) “Advisory Person” means (i) any director, officer, general partner or employee of the Fund or of any company in a control relationship to the Fund, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund. (c) “Access Persons” with respect to a Fund under the Code shall not include any individual who is required to file reports under the attached Code for the Adviser. (d) Any director of a Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 (“disinterested director”) shall not be deemed to be an “Access Person” as that term is used in the Code, except for purposes of Sections IV and V of the Code. (e) “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. (f) “Automatic MAVF and MADFX Investment Program” means a program in which regular, periodic purchases (or withdrawals) are made automatically in the securities MAVF and MADFX in (or from) investment accounts in accordance with a predetermined schedule and allocation. (g) “Covered Securities” means a security as defined in section 2(a)(9) of the Investment Company Act of 1940, except that it does not include (i) direct obligations of the Government of the United States; Banker’s acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements; shares issued by open-end funds and Exchange Traded Funds (ETFs). (h) The term “Covered Securities” in connection with the reporting requirements of

2 the disinterested directors set forth below shall not include mutual funds advised and sub-advised by the Adviser, as defined in Section IV of the Code. (i) The “Chief Compliance Officer” for purposes of the Funds’ Code shall be Ms. Jacqueline Mandel. 2. Pre-Clearance Requirements for Disinterested Directors (a) A disinterested director of the Fund must pre-clear a transaction in a Covered Security. For purposes of pre-clearance requirements only, transactions in the accounts of the disinterested directors’ immediate family members living in the same household who are not minors or dependents of the disinterested director are not subject to the pre-clearance requirements. However, Matrix will review the monthly trade reports and annual holdings reports of all such accounts and reserves the right to require pre-clearance of transactions for non-minor, non-dependent immediate family members living in the same household if any activity raises questions of propriety that cannot be reasonably explained. Trades in the accounts of the disinterested directors’ immediate family members living in the same household who are minors or dependents of the disinterested director are subject to the pre-clearance requirements. The pre-clearance request may be in the form of a verbal or email request to David A. Katz or the Chief Compliance Officer. A transaction in a Covered Security may be approved as long as the Fund is not trading the subject security on the requested trade date. A disinterested director of a Fund is subject to a one-day blackout period for securities being traded by the Fund. This one-day blackout period does not apply to securities being traded by other Matrix client accounts. 3. Reporting Requirements for Disinterested Directors. (a) A disinterested director of a Fund must report a transaction in a Covered Security in a quarterly transaction report. The form of quarterly transaction report is set forth on Exhibit A. A disinterested director need not report any transactions effected for Covered Securities held in any account over which the person has no direct or indirect influence or control. Disinterested directors are not subject to the requirements relating to Initial or Annual Holdings Reports or any of the other requirements set forth in Section IV of the Code, except for the quarterly transaction reports described above. Disinterested directors should complete and return a quarterly transaction report even when there are no transactions to report. (b) The Chief Compliance Officer, or her designee, will identify all “Access Persons” who are under a duty to make reports under the Funds’ Code and will inform these persons of such duty. 4. Administration of the Code of Ethics. (a) General Rule The Funds must use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code. (b) Written Report to Board of Directors

3 No less frequently than annually, the Funds must furnish to their board of directors, and the board of directors must consider, a written report that: (1) Describes any issues arising under the Code or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and (2) Certifies that each Fund has adopted procedures reasonably necessary to prevent access persons from violating the Code. (c) Sanctions. A sanction, if any, to be imposed on a disinterested director may be imposed not by the Adviser but rather by a majority of the other, uninvolved directors of the Fund. Amended: September 19, 2025

EXHIBIT A MATRIX ADVISORS VALUE FUND, INC. MATRIX ADVISORS FUNDS TRUST QUARTERLY REPORT OF SECURITIES TRANSACTIONS FOR THE QUARTER ENDED I have securities transactions to report for the quarter and they are listed as follows (to report additional transactions, please attach additional pages, as needed). This report will not be construed as an admission that I have any direct or indirect beneficial ownership in the Convened Securities to which this report relates. DATE SHARES/ AMOUNT SECURITY* INTEREST RATE/ MATURITY DATE (if applicable) PRICE BUY SELL NAME OF BROKER OR BANK USED *Please list the full name of the security as well as the ticker symbol or CUSIP number. NOTES Directions: 1. Include all transactions during the calendar quarter set forth above in “Covered Securities” in which you (or a member of your “Family/Household”) has “Beneficial Ownership,” as such terms are defined in the Code. 2. Report all transactions for all accounts (including “Covered Securities” in which you or a member of your “Family / Household” has a “Beneficial Ownership” as defined within this Code of Ethics), except with respect to accounts over which you have no direct or indirect influence or control. You are also not required to report transactions effected pursuant to an “Automatic Investment Plan” as defined in the Code. 3. A report on this form is required within 30 calendar days after the end of each quarter. Name (Please Print) Signature Date Submitted:

5 Matrix Asset Advisors Code of Ethics September 2025

6 MATRIX ASSET ADVISORS PROFESSIONAL CONDUCT AND CODE OF ETHICS Matrix follows the "Code of Ethics and Standards of Professional Conduct" as outlined by the CFA Institute as well as the "Matrix Asset Advisors, Inc. Code of Ethics Policy on Personal Securities Transactions and Insider Trading". These policies are attached. All employees are required to certify annually that they have read and understand all aspects of the policies, and further certify that they are in compliance with the policies.

7 Matrix Asset Advisors, Inc. CODE OF ETHICS POLICY ON PERSONAL SECURITIES TRANSACTIONS AND INSIDER TRADING • Be Ethical • Act Professionally • Improve Competency • Exercise Independent Judgment September 2025 10 Bank Street, Suite 590 Tel. (212) 486-2004 White Plains, NY 10606 Fax (212) 486-1822

8 Table of Contents I. INTRODUCTION ...................................................................................................................... 9 II. DEFINITIONS .......................................................................................................................... 10 III. VIOLATIONS OF THE CODE .............................................................................................. 12 IV. EMPLOYEE TRADE PROCEDURES .................................................................................. 13 V. RESTRICTIONS .......................................................................... Error! Bookmark not defined. VI. REGULATORY REQUIREMENTS ...................................................................................... 18 APPENDIX A – FOR ACCESS PERSONS .................................................................................... 22 CFA Code of Ethics and Standards of Professional Conduct ....................................................... 24

9 I. INTRODUCTION Matrix Asset Advisors, Inc. (MAA), as a registered investment adviser, has an obligation to maintain a policy governing personal securities transactions and insider trading by its officers and employees. This Code of Ethics and Policy on Personal Securities Transactions and Insider Trading (“Code”) is adopted under Rule 17j-1 of the Investment Company Act and Rule 204A-1 under the Investment Advisers Act. This Code outlines the policies and procedures for such activities based on the recognition that a fiduciary relationship exists between MAA and its clients. All references in this Code to employees, officers, directors, accounts, departments and clients refer to those of MAA. In addition to this Code, please refer to the policies outlined in the Handbook for MAA Employees and the MAA policy of adhering to the CFA Institute Code of Ethics and Standards of Professional Conduct. Acknowledgment of, and compliance with, this Code is a condition of employment. The Code must be read, complied with and acknowledged by signature at hire, upon any change to the Code, and annually during the employee’s employment with MAA. As an employee, you must – • Be ethical • Act professionally • Improve competency • Exercise independent judgment To avoid conflicts of interest, MAA employees, officers, and directors are required to disclose to the Chief Compliance Officer all pertinent information related to brokerage accounts, outside business activities, and other Code related information.

10 II. DEFINITIONS Access Person (204A-1)- Any Supervised Person who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund OR who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. All directors, officers and partners of an Adviser are presumed to be Access Persons. Access Person (17-j1) - Any Advisory Person of a Fund or of a Fund's investment adviser. All of the Adviser's and Fund's directors, officers and general partners are presumed to be Access Persons. Advisory Person of a Fund or Fund’s Investment Adviser - Any director, officer general partner or employee of the Fund or Adviser (or of any company or natural person in a control relationship to the Fund or Adviser) who makes, participates in or obtains information regarding the purchase or sale of Covered Securities by the Fund or whose functions relate to the making of any recommendations with respect to such purchases or sales. Automatic Investment/Dividend Reinvestment Plan - Program in which regular periodic purchases or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. Automatic MAVF and MADFX Investment Program - Program in which regular, periodic purchases (or withdrawals) are made automatically in the securities MAVF and MADFX in (or from) investment accounts in accordance with a predetermined schedule and allocation. Beneficial Ownership - Interpreted in the same manner as it would be in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934. Subject to the specific provisions of Rule 16a-1(a)(2), beneficial ownership generally means having or sharing, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise, a direct or indirect “pecuniary interest” in the securities. Any report may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates. Covered Securities - (i) Any security except direct obligations of the U.S. government; (ii) bankers acceptances, CDs, commercial paper and high quality short-term debt (including repurchase agreements); (iii) shares of open end funds other than fund/funds managed by the Adviser. Federal Securities Laws - Securities Act of 1933; Securities Exchange Act of 1934; Sarbanes Oxley Act of 2002; Investment Company Act of 1940; Investment Advisers Act of 1940; Title V of the Gramm-Leach- Bliley Act and any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the Commission or the Department of the Treasury. Fund - Investment company registered under the Investment Company Act of 1940. Immediate Family Member – any Supervised Person or Access Person’s spouse or domestic partner who share their household and any relative by blood, adoption, or marriage living Supervised or Access Person’s household. Initial Public Offering (IPO) - An offering of securities registered under the Securities Act of 1933, the issuer of which immediately before registration was not subject to the reporting requirements of Sections 13

11 or 15(d) of the Securities Exchange Act of 1934. Investment Personnel of a Fund of a Fund’s Investment Adviser - Any employee (or natural person who controls the Fund or Adviser) who makes or participates in making recommendations regarding the purchase or sale of securities by the Fund. Limited Offering - An offering exempt from registration under the Securities Act of 1933. Reportable Fund - Any Fund for which the Adviser serves as investment adviser as defined in the Investment Company Act of 1940. Any Fund whose investment adviser controls, is controlled or is under common control with the Adviser. Reportable Security - Any security except (i) direct obligations of the U.S. government; (ii) bankers' acceptances, CDs, commercial paper and high quality short-term debt instruments including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issues by open end mutual funds other than Reportable Funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open end funds, none of which are Reportable Funds. Security Held or to be Acquired by the Fund - (i) any Covered Security which, within the most recent 15 days is or has been held by the Fund or is being or has been considered by the Fund or its investment adviser for purchase by the Fund; AND (ii) any option to purchase or sell, and any security convertible into or exchangeable for a Covered Security. Supervised Person - Any of the Adviser's officers, partners, directors (or other persons occupying a similar status or performing similar functions), or employees, or any other person who provides investment advice on the Adviser's behalf and is subject to the Adviser's supervision or control.

12 III. VIOLATIONS OF THE CODE The firm’s Chief Compliance Officer will report violations of the Code monthly to the President. Each Access Person must immediately report to the Chief Compliance Officer any known or reasonably suspected violations of this Code of which he or she becomes aware. The Chief Compliance Officer will undertake an annual review with respect to the Code to verify that the Code is being followed. The results of this review will be set forth in an annual report by the Chief Compliance Officer to the Board, notwithstanding any information deemed material in nature, which the Chief Compliance Officer will report at the next scheduled Board meeting. The report shall specify any related concerns and recommendations and be accompanied by the appropriate exhibits. Penalties for violation of this Code may be imposed on Access Persons as follows: Minor Offenses First minor offense Verbal warning Second minor offense Written notice Third minor offense $1,000 fine to be donated to the Access Person’s charity of choice * Minor offenses include the following: failure or late submissions of monthly trade reports and signed acknowledgments of Code of Ethics forms and certifications, failure to request timely trade pre- clearance, and conflicting pre- clearance request dates versus actual trade dates. Substantive Offenses First substantive offense Written notice Second substantive offense $1,000 or disgorgement of profits (whichever is greater) to be donated to the Access Person’s charity of choice * Third substantive offense $5,000 fine or disgorgement of profits (whichever is greater) to be donated to the Access Person’s charity of choice* or termination of employment and/or referral to authorities. Substantive offenses include the following: unauthorized purchase/sale of restricted securities outlined in the Code, violations of blackouts and short-term trading for profit (60-day rule). The number of offenses is determined by the cumulative count over a 12 month period. Serious Offenses – A Portfolio Manager trading with insider information and/or “front running” a client or fund that he/she manages is considered a “serious offense”. MAA will take appropriate steps that may include termination of employment and referral to governmental authorities for prosecution. MAA may deviate from the penalties listed in the Code where senior management determines that a more or less severe penalty is appropriate based on the specific circumstances of that case. Any deviations from the penalties listed in the Code, and the reasons for such deviations, will be documented and maintained in the Code of Ethics files. * The fines will be made payable to the Access Person’s charity of choice (reasonably acceptable to MAA) and turned over to MAA, which in turn will mail the donation check on behalf of the Access Person. Dismissal and/or Referral to Authorities – Repeated violations of the Code may result in dismissal. In addition, a single flagrant violation, such as fraud or insider trading, may result in immediate dismissal and referral to authorities.

13 IV. EMPLOYEE SECURITIES TRANSACTION PROCEDURES & RESTRICTIONS For purposes of transaction-related procedures and restrictions, transactions in the accounts of the Access Persons’ immediate family members living in the same household who are minors or dependents of the Access Person are subject to the transaction restrictions. Transactions in the account of the Access Persons’ immediate family members living in the same household who are not minors or dependents of the Access Person are not subject to the transaction-related restrictions. However, Matrix will review the monthly trade reports and annual holdings reports of all such accounts and reserves the right to enforce these restrictions for transactions of non-minor, non-dependent immediate family members living in the same household if any activity raises questions of propriety that cannot be reasonably explained. Pre-clearance Requirements • All Access Persons in the firm must pre-clear per sona l securities transactions as specified in the Pre- Clearance and Reporting Requirements section below. • All pre-clearance requests (requests for prior approval) must be approved and signed by the Chief Investment Officer or a MAA Partner and submitted to the Chief Compliance Officer. It is the responsibility of the Access Person to ensure that the Chief Compliance Officer receives pre-clearance requests. • At a minimum, indicate the following information on your pre-clearance request – (a) Proposed transaction date (b) Transaction Type: BUY or SELL (c) Security Name (include coupon rate and maturity date for fixed income securities) and Ticker or Cusip (d) Security Type: Common Stock, Options, or Bonds (e) Number of Shares or Approximate Dollar Amount • Requests may be submitted from 9:00 am (Eastern) until an hour before the market closes for the day. Responses will be made as soon as feasible. • Pre-cleared trades are valid for same day trades only. No exceptions. • Pre-clearance does not preclude the possibility of a potential conflict appearing after the execution of an employee trade. Trades will be screened for blackout violations and other conflicts, but month end review of each personal trade will reveal a conflict occurring after the trade is executed. • It is the responsibility of each Access Person to ensure that the report has been received by the Chief Compliance Officer. Certain personal securities transactions should be reported whether pre-cleared or not. (See Summary of Pre- Clearance and Reporting Requirements section below.) Summary of Pre-Clearance and Reporting Requirements The table below indicates pre-clearance and reporting requirements. Requirements for all other security type transactions not noted below must be checked with Compliance. Security Type Pre-Clearance Monthly Reporting ETFs advised & sub-advised by MAA (including underlying securities in the ETF) (1) Yes Yes Equity Transactions (2) Yes Yes Fixed Income Transactions Yes Yes Mutual Funds advised & sub-advised by MAA (1) Yes Yes Mutual Funds not advised by MAA No No Exchange traded index fund Yes Yes US Treasury/Agencies Yes Yes Short term/cash equivalents (3) No No SPP/DRIPs – auto purchase (4) No No Employee 401K – auto purchases (5) No Yes

All other securities	Consult Compliance Officer

(1) When part of an Automatic MAVF or MADFX Investment Program, pre-clearance is not required for transactions. Please contact Compliance for information on how to establish Automatic MAVF and MADFX Investment Program.
(2) Including listed options, IPOs, and limited offerings, but excluding ETFs not advised or sub-advised by MAA.
(3) Reporting excludes money market funds, bankers acceptances, bank certificates of deposit, commercial paper, high quality short term debt instruments including repurchase agreements as per 17j-1(a)(4)(ii) and 204A-1.
(4) Sales of stocks from SPP or DRIPs: Please notify MAA Compliance in writing of the sale and include transactions in quarterly reports.
(5) Requires only reporting changes in investment options.

The following are MAA's restrictions on personal trading for accounts that are subject to transaction restrictions:

Securities Transaction Restrictions

SECURITY TYPE	PURCHASE	SALE
A. All Exchange-listed Stocks and Options and NASDAQ National Market Traded Equity Securities	**PERMITTED** Subject to same-day blackout during execution of client trades. Must pre-clear.	**PERMITTED,** subject to the following: Y Same-day blackout during execution of client trades. Must pre-clear.
B. Other Non-Exchange-listed Equity Securities	**PERMITTED** Subject to same-day blackout during execution of client trades. Must pre-clear.	**PERMITTED**, subject to the following: Y Same-day blackout during execution of client trades. Must pre-clear.
C. Fixed-Income Securities Excluding Money-Market Instruments	**PERMITTED** Subject to pre-clearance requirements	**PERMITTED**, subject to the following: Y Pre-clearance requirements.
D. ETFs advised and sub-advised by MAA	**PERMITTED** Subject to same-day blackout during execution of client trades. Must pre-clear unless purchase is part of an Automatic Investment Program.	**PERMITTED,** subject to the following: Y Same-day blackout during execution of client trades. Must pre-clear, unless sale is part of an Automatic Investment Program.
E. Mutual Funds Advised and Sub-Advised by MAA	**PERMITTED** Y Subject to pre-clearance requirements unless purchase is part of an Automatic Investment Program	**PERMITTED**, subject to the following: Y Pre-clearance requirements, unless sale is part of an Automatic Investment Program
F. Automatic investment programs or direct stock purchase plans	**PERMITTED** Y Subject to Code of Ethics reporting requirements	**PERMITTED** Y Subject to Code of Ethics reporting requirements

Short-Term Trading Profits (60-Day Trading Rule)

The purchase and sale, and the short-sale and purchase of the same security (or equivalent) within 60 calendar days and at a profit is PROHIBITED for accounts that are subject to transaction restrictions:

.

- This restriction applies without regard to tax lot considerations;
- Exercised options are not restricted, however, purchases and sales of options occurring within 60 days resulting in profits are PROHIBITED;

14

15 • Exceptions require advance written approval from the firm’s Chief Compliance Officer (or designee). Profits from any sale before the 60-day period expires may require disgorgement. Please refer to Section III of this Code for additional details. Blackout Periods For Exchange-listed stocks and options, NASDAQ National Market traded securities, Fixed-income securities, ETFs advised and sub-advised by MAA (), and all other non-listed issues, a same-day firm-wide blackout will apply if the issue is being traded on behalf of a client at the time the pre-clear request is made. Blackout periods apply to both buy and sell transactions for accounts that are subject to transaction restrictions. . Insider Trading MAA considers information material if there is a substantial likelihood that a reasonable shareholder would consider it important in deciding how to act. Information is considered non-public when it has not been disseminated in a manner making it available to investors generally. Information becomes public once it is publicly disseminated; limited disclosure does not make the information public (e.g., disclosure by an insider to a select group of persons). MAA generally defines insider trading as the buying or selling of a security, in breach of fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information. Insider trading is a violation of federal securities laws, punishable by a maximum prison term of 10 years and fines of up to $1 million for the individual and $2.5 million for the firm. Tipping of material, non-public information is PROHIBITED. An Access Person cannot trade, either personally or on behalf of others, while in possession of such information. Front-running/scalping involves trading on the basis of non-public information regarding impending market transactions. • Trading ahead of, or "front-running," a client or MAA advised or sub-advised mutual fund order in the same security; or • Taking a position in stock index futures or options contracts prior to buying or selling a block of securities for a client or advised or sub-advised mutual fund account (i.e., self-front running). Scalping occurs when an Access Person purchases shares of a security for his/her own account shortly before recommending or buying that security for long-term investment to a client and then immediately selling the shares at a profit upon the rise in the market price following the recommendation. Market Timing Matrix Asset Advisors, Inc. prohibits late trading and does not engage in market timing when trading in mutual fund shares on behalf of its clients. An Access Person cannot, either personally or on behalf of others, engage in late trading or market timing when trading in mutual fund shares. Independent Research MAA research analysts perform independent research of issuers and submit such research to the Investment Policy Committee and Chief Investment Officer. Compensation of the research analysts is tied to the quality of the analysis performed as it is reflected in the quality of investment selection by the Investment Policy Committee and the Chief Investment Officer.

16 Purchases & Sales of ETFs and Mutual Funds Advised & Sub-Advised by MAA MAA requires pre-clearance of all transactions in ETFs and mutual funds advised and sub-advised by MAA, as noted within the pre-clearance Employee Transaction Procedures within this Code, with the exception of those transactions pursuant to an Automatic Investment Program. Monthly reporting of purchases and sales of such ETFs and mutual funds is also required, including those pursuant to an Automatic Investment Program. ETF and Mutual Fund Transactions Transactions in MAA advised and sub-advised ETFs and mutual funds are required to be pre-cleared as noted within the pre-clearance Employee Transaction Procedures within this Code, with the exception of those transactions pursuant to an Automatic Investment Program. On a monthly basis, Access Persons are required to report any purchases or sales of MAA advised and sub-advised ETFs or mutual funds, including those pursuant to an Automatic Investment Program. Employee 401K Plans Access Persons are required to report investment option changes for MAA advised and sub-advised ETFs and mutual funds for their 401K plans. 90 Days Holding Period Access Persons are required to hold shares in MAA advised and sub-advised ETFs and mutual funds for 90 days for accounts that are subject to transaction restrictions as outlined in MAA’s Employee Trading Policy and Procedures. V. EMPLOYEE SECURITIES TRANSACTION AND HOLDINGS REPORTING REQUIREMENTS MAA’s reporting requirements apply to all accounts holding any Securities over which Access Persons have any beneficial ownership interest, which includes accounts held by immediate family members sharing the same household. Acknowledgement of Brokerage Accounts All Access Persons are required to submit a list of all brokerage accounts as required by the Code at the time of hire. In addition, Access Persons are responsible for ensuring that any new or closed accounts are communicated to Compliance monthly when submitting the monthly trade report. Monthly Transaction Reports • Monthly Transaction Reports (in lieu of quarterly transaction reports required under 17j-1(d)(ii) of the Investment Company Act and Rule 204A-1 under the Investment Advisers Act including all required information) which list personal securities transactions for the month must be submitted by Access Persons no later than the 10th day after the end of each calendar month. If the 10th day falls on a weekend or a holiday, the report is due the business day immediately preceding this deadline. • Monthly Transaction Reports must be submitted using the Monthly Trade Report form to the Chief Compliance Officer. If there are no activities for the month, a report indicating such is still required to be submitted. • MAA requires duplicate copies of monthly brokerage account statements to be forwarded to the Chief Compliance Officer. If your broker is unable to directly send duplicate copies, please inform Compliance in writing. When opening or closing brokerage accounts, please notify the Chief Compliance Officer when submitting the monthly trade report. • The Chief Compliance Officer will conduct a review of all Monthly Transaction Reports as required under 17j-1(d)(v)(3) and 204A-1. The CIO reviews the Chief Compliance Officer’s Monthly Trade Reports.

17 • A List of all Access Persons required to file Monthly Trade Reports with their respective accounts under the reporting requirements is maintained. All Access Persons are notified of the reporting requirements at the time of hire by way of the initial certification with the Code and annually thereafter as Compliance with the Code is re-certified. Certification is in the form of a written acknowledgement that the employee has read and agrees to comply with all aspects of the Code. • MAA maintains all copies of Monthly Trade Reports and pertinent documentation to comply with the recordkeeping requirements under 17j-1(f) and 204A-1. Initial and Annual Holdings Report All Access Persons are required to report all activity in brokerage accounts and a statement of holdings (subject to Code requirements) within 10 days of employment and annually. A broker/custodial statement (no more than 45 days old) will suffice in lieu of a separate initial or annual holdings report. The Access Person is responsible for ensuring that Compliance receives duplicate copies of statements if those are sent directly by the brokers. Access Persons are required to report holdings in ETFs and mutual funds advised and sub- advised by MAA. The Chief Compliance Officer will conduct a review of all initial and annual holdings reports as required under 17j- 1(d)(v)(3) and 204A-1. The Chief Investment Officer will conduct a review of the Chief Compliance Officer’s annual holdings reports. A List of all Access Persons required to file initial and annual holdings reports with their respective accounts under the reporting requirements is maintained. All Access Persons are notified of the reporting requirements at the time of hire by way of the initial certification with the Code and annually thereafter as Compliance with the Code is re-certified. MAA maintains all copies of initial and annual holdings reports and pertinent documentation to comply with the recordkeeping requirements under 17J-1(f) and 204A-1.

18 VI. PERSONAL SECURITIES SURVEILLANCE PROCEDURES Post Review of Securities Transactions For purposes of transaction-related procedures and restrictions, transactions in the accounts of the Access Persons’ immediate family members living in the same household who are minors or dependents of the Access Person are subject to the transaction restrictions. Transactions in the account of the Access Persons’ immediate family members living in the same household who are not minors or dependents of the Access Person are not subject to the transaction-related restrictions. However, Matrix will review the monthly trade reports and annual holdings reports of all such accounts and reserves the right to enforce these restrictions for transactions of non-minor, non-dependent immediate family members living in the same household if any activity raises questions of propriety that cannot be reasonably explained. MAA Compliance will match any broker statements received to pre-clearance requests. MAA will also assess whether the access person is trading for his own account in the same securities he is trading for clients, and if so whether the clients are receiving terms as favorable as the access person takes for himself. Compliance will also periodically analyze the access person's trading for patterns that may indicate abuse, including market timing. Discrepancies will be documented and may be subject to censures, as outlined in Section III of this Code. Access Person transactions will also be screened for the following as applicable: • Same day trades: Transaction occurring on the same day as the purchase or sale of the same security in a managed account. • Short-term trading profits: Purchase/Sale, or vice versa, occurring within 60 days in the same security resulting in net profit. Access Persons are responsible for ensuring that the 60-day rule is observed when sale requests are made for securities previously purchased, or vice versa. • Other potential conflicts: Certain transactions may also be deemed in conflict with the Code and will warrant additional review, depending on the facts and circumstances of the transaction. Confidentiality All reports of personal securities transactions, holdings and any other information filed pursuant to this Code will be kept CONFIDENTIAL, provided however that such information is also subject to review by appropriate MAA personnel (Compliance and/or Senior Management), consultants and legal counsel and may be provided to directors and officers of mutual funds advised or sub-advised by MAA and their legal counsel. Such information may also be provided to the Securities and Exchange Commission (“SEC”) or other government authority when properly requested or under court order. VII. GIFTS & HOSPITALITY MAA does not allow employees to give or accept excessive gifts and hospitality. Gifts or hospitality of all value (other than di minimis) should be reported to Compliance and a log will be maintained. Gifts are generally limited to $300 annual limit and hospitality is generally limited to $1,000 annual limit. Employees must obtain pre-approval from a Managing Member before giving or accepting any gift with a value in excess of $300 to or from a client, prospective client or person in an existing or prospective business relationship with Matrix. Employees must obtain pre-approval from a Managing Member before giving or accepting any hospitality with a value in excess of $1,000 to or from a client, prospective client or person in an existing or prospective business relationship with Matrix. Please see the Matrix Compliance Manual for additional details.

19 VIII. POLITICAL ACTIVITIES BY INVESTMENT ADVISERS (SEC Rule 206(4)-5 (Pay-to-Play)) MAA prohibits its employees to make, or direct or solicit any other person to make, any political contribution or provide anything else of value for the purpose of influencing or inducing the obtaining or retaining of investment advisory services business (“pay-to-play”). MAA must monitor political activities by its employees. “Employees” are defined as an employee and any member of the employee’s household. Political activities (“Contributions”) are defined as any gift, subscription, loan, advance, or deposit of money or anything of value made for: 1. The purpose of influencing any election for federal, state or local office; 2. The payment of debt incurred in connection with any such election; or 3. Transition or inaugural expenses incurred by the successful candidate for state or local office. This includes not only monetary contributions, but also in-kind contributions such as payment for services or use of facilities, personnel or other resources to benefit any federal, state or local candidate campaign, political party committee, or other political committee or political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code (such as the Republican or Democratic Governors Association); or the inaugural committee or transition team of a successful candidate. Volunteer services provided to a campaign by employees are also considered Contributions. All employees are required to obtain written approval from Matrix’s Chief Compliance Officer and Chief Investment Officer prior to making any Contribution of any value. However, Contributions made to a candidate for federal office where the Candidate is not a state or local official at the time of the Contribution need not be pre-approved. Employees must obtain approval from Matrix’s Chief Compliance Officer and Chief Investment Officer prior to Coordinating or Soliciting Contributions, or engaging in any other political fundraising. Coordinating or Soliciting Contributions, or political fundraising, may even include, for example, merely having one’s name appear in the letterhead or any other portion of a fundraising letter. Employees must request approval for such activities in writing by filling out a “Political Contribution Pre- Clearance Form” which can be obtained from MAA’s Chief Compliance Officer. MAA will allow employees’ written requests for contributions to any state candidate, local candidate or official, if: 1. The employee is entitled to vote for such candidate and the Contribution(s) do not exceed $350 per election; or 2. The employee is not entitled to vote for the candidate and the Contribution(s) do not exceed $150 per election. MAA will consider other written requests for contributions on a case by case basis, but precludes Contributions exceeding the above thresholds. Contributions made by others (for example, family members residing outside the employee’s household, placement agents, consultants, attorneys, businesses, etc.) at the direction or suggestion of an employee, are considered to be made by that employee for purposes of this Policy. Because of the potential impact on Matrix’s business, this Policy prohibits employees from circumventing this Policy or Rule 206(4)-5 in such manner or any other manner.

20 At the end of each calendar year, MAA’s Chief Compliance Officer will distribute an “Annual Political Contributions Certification Form” to all employees. This Form is intended to capture information regarding any Contribution made by each such employee during that calendar year and must be returned within 10 calendar days of receipt. Employees must return the forms either (1) acknowledging that no Contributions were made, or (2) disclosing all Contributions made, including Contributions for which the employee received pre- clearance. In order to protect the privacy of employees, the records shall be treated as confidential and may only be reviewed by person(s) with a “need to know” or for purposes of making necessary disclosures to the SEC, if required. MAA’s Chief Compliance Officer will maintain records of all Political Contributions Pre-Clearance Forms and Annual Political Contributions Certification Forms. MAA’s Chief Compliance Officer will also maintain a list of all government entities for which MAA acts as investment advisor including those government entities invested in the Matrix Advisors Value Fund. Current and new Employees are subject to a two-year look-back for prior political contributions. Any prior political contributions in excess of the threshold may impact MAA’s ability to accept government entity assets under management. IX. DIRECTORSHIPS AND OTHER OUTSIDE EMPLOYMENT MAA prohibits employees to assume directorships for for-profit organizations, public or private companies or to secure other outside employment except where express approval is received from the Chief Compliance Officer. X. REGULATORY REQUIREMENTS Investment Advisers Act of 1940 and Investment Company Act of 1940 The SEC considers it a violation of general antifraud provisions of federal securities laws whenever an adviser, such as MAA, engages in fraudulent, deceptive or manipulative conduct. As a fiduciary to client assets, MAA cannot engage in activities which would result in conflicts of interests (for example, “front- running,” scalping, or favoring proprietary accounts over those of the clients’). Employees of MAA are required to obey all of the federal securities laws. Regulatory Censures The SEC can censure, place limitations on the activities, functions, or operations of, suspend for a period not exceeding twelve months, or revoke the registration of any investment adviser based on a: Υ Failure reasonably to supervise, with a view to prevent violations of the provisions of the federal securities laws, an employee or a supervised person who commits such a violation. Υ However, no supervisor or manager shall be deemed to have failed reasonably to supervise any person, if (a) there have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person and (b) such supervisor or manager has reasonably discharged the duties and obligations incumbent upon him/her by reason of such procedures and systems without reasonable cause to believe that such procedures and system were not being complied with. Recordkeeping

21 Rule 204-2 Books and records to be maintained by investment advisers. (a)(12)(i) A copy of the investment adviser's code of ethics adopted and implemented pursuant to Rule 204A- 1 that is in effect, or at any time within the past five years was in effect; (ii) A record of any violation of the code of ethics, and of any action taken as a result of the violation; and (iii) A record of all written acknowledgments as required by Rule 204A-1(a)(5) for each person who is currently, or within the past five years was, a supervised person of the investment adviser. (13)(i) A record of each report made by an access person as required by 204A-1(b), including any information provided under paragraph (b)(3)(iii) of that section in lieu of such reports; (ii) A record of the names of persons who currently are, or within the past five years were, access persons of the investment adviser; and (iii) A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by access persons under Rule 204A-1(c), for at least five years after the end of the fiscal year in which the approval is granted.

22 APPENDIX A – FOR ACCESS PERSONS CODE SECTION HOW APPLIED HOW ADMINISTERED Penalties Penalties will be assessed as described in the policy if Access Persons violated the applicable sections of the Code. The Chief Compliance Officer will apply and report penalties as applicable. Monthly Trade Reports Monthly Trade reports will be required each month for all personal securities trading as defined in the Code. Monthly Trade Reports are in lieu of quarterly transaction reports required under 17j-1(d)(ii) and 204A-1 and includes all required information. The Chief Compliance Officer will collect trade reports for Access Persons. Monthly Trade Reports must be received by the Chief Compliance Officer by the 10th day of the month for the previous month’s trading activity. It is the responsibility of the Access Person to ensure that the Chief Compliance Officer receives the Monthly Trade Report within the 10-day timeframe. Post Review Trades will be reviewed to assure that all reports were submitted timely and to ascertain any improprieties. The Chief Compliance Officer will conduct post review of trade reports. The CIO will conduct a post review of the Chief Compliance Officer’s trade reports. Acknowledgement of Brokerage Accounts Access Persons are required to notify the Chief Compliance Officer if they have opened or closed a brokerage account when submitting a monthly trade report. The Chief Compliance Officer will collect and review monthly trade reports to determine if any brokerage accounts have been opened or closed for Access Persons. Initial and Annual Holdings Report Initial reports will be required at hire and annual holdings at each year-end for all Access Persons. Broker statements may be used to satisfy these requirements. The Chief Compliance Officer will collect and review initial and annual holdings reports for Access Persons. Initial and annual holdings reports must be submitted to the Chief Compliance Officer within 10 days of hire and following each year-end. Initial and annual holdings reports must contain current holdings information (no more than 45 days old).

23 Insider Trading Restrictions Insider trading restrictions will apply as described in the Code. Trade reviews described above seek to identify any cases of insider trading. Initial and Annual Political Contribution Reports Initial and Annual Political Contribution Reports will be required. The Chief Compliance Officer will collect and review of all Initial and Annual Political Contributions Reports to ensure that all activity is conducted in compliance with the Code.

CFA Code of Ethics and Standards of Professional Conduct